UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 14, 2013

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	96-0668024
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 14, 2013, OOO TOT Money (which is a subsidiary of Net Element International, Inc.) (“TOT Money”) entered into an amendment (the “Amendment”) to its factoring agreement, dated September 19, 2012, with Alfa-Bank (the “Agreement”). Pursuant to the Amendment, the maximum size of the aggregate limit of financing to be provided by Alfa-Bank to TOT Money under the Agreement was increased by 100 million Russian rubles (approximately US$3.3 million based on the currency exchange rate as of the close of business on January 14, 2013) to 400 million Russian rubles (approximately US$13.2 million based on the currency exchange rate as of the close of business on January 14, 2013). No other terms of the Agreement were affected as a result of the Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 8.01	Other Events.

On January 15, 2013, Net Element International, Inc. issued a press release announcing the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Net Element International, Inc., dated January 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

Date: January 17, 2013